CUSIP NO. 55590 4 10 1

                                                            EXHIBIT 99.(a)(1)(O)


                       AMENDMENT TO THE OFFER TO EXCHANGE


     The Offer to Exchange distributed to you on August 20, 2003 (the "Offer") is hereby supplemented and amended as follows:

1. The last sentence of the first paragraph of Section 1 (Eligible Employees; Number of Options; Expiration Date) of the Offer is amended to read, in its entirety, as follows:

"Members of our board of directors, as well as all of our executive officers, including our Chief Executive Officer and Chief Financial Officer, are not eligible to participate in the exchange offer. (See Appendix A for additional information concerning our executive officers and directors and Appendix B for a list of individuals ineligible to participate in this Offer to Exchange.)"

2. The second paragraph of Section 14 (Extension of this Offer; Termination; Amendment) of the Offer is amended to read, in its entirety, as follows:

"We may, at any time prior to the Expiration Date terminate, postpone or amend this Offer. However, we may terminate this Offer only upon the occurrence of one or more of the conditions described in Section 6 above. To postpone accepting or canceling Eligible Options, we must announce the postponement and give oral or written notice of the postponement to the Eligible Employees. Our right to postpone accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw this Offer."

3. Section 16 (Information About Macrovision - Financial) of the Offer is amended to read, in its entirety, as follows:







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CUSIP NO. 55590 4 10 1


"FINANCIAL

     Set forth below is a selected summary of our financial information. The selected financial data is derived from our consolidated financial statements, as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 31, 2003 and our Quarterly Report on Form 10-Q for the period ended June 30, 2003, filed with the SEC on August 12, 2003. All amounts are in thousands, except per share and employee data.

                                                FOR THE YEAR ENDED          FOR THE SIX MONTHS ENDED
                                         ------------------------------  ------------------------------

                                           DECEMBER 31,   DECEMBER 31,       JUNE 30,       JUNE 30,
                                               2002           2001            2003           2002
                                         -------------- ---------------  -------------- ---------------


(UNAUDITED) (UNAUDITED)
OPERATIONS (2)
   Revenues                              $      102,262   $      98,813   $      57,264   $      48,606
   Gross profit                                  91,977          90,833          52,290          43,975
   Operating income                              31,808          29,622          21,023          18,176
   Net income                                    12,089          19,185          11,536           9,561
   Net income per share:
                  Basic                            0.24            0.38            0.24            0.19
                  Diluted                          0.24            0.37            0.24            0.19
FINANCIAL POSITION (3)
   Current assets                               219,221         162,029         189,771         219,453
   Noncurrent assets                            105,445         173,557         162,744         120,702
   Current liabilities                           27,359          17,353          32,300          17,614
   Noncurrent liabilities                           448              33             819             149
   Stockholder's equity                         296,859         318,200         319,396         322,392
   Book value per common share (1)                 6.13            6.26            6.56            6.32

     (1) Book value per common share is computed by dividing stockholder's equity by the number of shares of common stock outstanding at the end of each period presented.
     (2) We do not have any discontinued operations, extraordinary items or changes in accounting principle.
     (3) We do not have any redeemable preferred stock, minority interests or unconsolidated subsidiaries. Our fixed charges, for purposes of calculating the ratio of earnings to fixed charges, is $0.

The financial information included in our Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Reports on Forms 10-Q for the periods ended March 31, 2003 and June 30, 2003 is incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 18 ("Additional Information")."

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